     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1994

                                                      REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                                USX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                         25-0996816
        (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER IDENTIFICATION NO.)
        INCORPORATION OR ORGANIZATION)

                                600 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15230
                                 (412) 433-1121
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 DAN D. SANDMAN
                         GENERAL COUNSEL AND SECRETARY
                                600 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15230
                                 (412) 433-1121
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                      CALCULATION OF REGISTRATION FEE
===============================================================================

  TITLE OF EACH CLASS OF         AMOUNT        PROPOSED MAXIMUM    PROPOSED MAXIMUM        AMOUNT OF
SECURITIES TO BE REGISTERED      TO BE          OFFERING PRICE        AGGREGATE           REGISTRATION
                               REGISTERED         PER UNIT(1)      OFFERING PRICE (1)         FEE
- ------------------------------------------------------------------------------------------------------
Debt Securities...........    $750,000,000(2)        100%           $750,000,000(2)(3)      $258,621
======================================================================================================

     (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

     (2) If any securities are issued at an original issue discount, the principal amount of securities to be registered will be increased to an amount sufficient to result in a maximum aggregate offering price of $750,000,000.

     (3) Foreign currency denominated securities are included on a U.S. dollar basis.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                                  $750,000,000

                                USX CORPORATION

                                DEBT SECURITIES
                            -----------------------

     USX Corporation ("USX") proposes to issue and offer from time to time unsecured debt securities (the "Debt Securities") in an aggregate principal amount or initial public offering price of up to $750,000,000 or the equivalent thereof in foreign denominated currency (or units based on or related thereto), which may be issued in one or more separate series on terms to be determined at the time of sale.

     The specific terms of the Debt Securities, including the designation of each separate series and the aggregate principal amount, maturity, interest rate, if any, whether fixed or variable (or the manner of calculation thereof), redemption and sinking fund provisions or other repayment obligations, currency in which denominated, amounts determined by reference to an index, purchase price and any listing on a securities exchange, in each case with respect to each series, will be set forth in the accompanying Prospectus Supplement.

     The Debt Securities may be sold by USX to or through underwriters or directly to other purchasers or through agents or through and to brokers or dealers acting as underwriters who will be named in the accompanying Prospectus Supplement along with terms of the public offering, including the offering price, the principal amounts, if any, to be purchased by underwriters, the commission or discount to the underwriters and the amount of other expenses attributable to the issuance and distribution of the Debt Securities.


                            -----------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
        OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
               SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            -----------------------


                 THE DATE OF THIS PROSPECTUS IS MARCH 31, 1994.

                             AVAILABLE INFORMATION

     USX Corporation ("USX") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by USX can be inspected and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Documents filed by USX can also be inspected at the offices of the New York Stock Exchange, Inc., the Chicago Stock Exchange and the Pacific Stock Exchange.

     USX has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering a maximum of $750,000,000 in aggregate principal amount or initial public offering price of Debt Securities. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by USX with the Commission (file no. 1-5153) are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the year ended December 31, 1993.

          (b) Current Reports on Form 8-K dated January 21, January 24, February 2, February 4 and February 14, 1994.

     All reports and other documents filed by USX pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     USX undertakes to provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated by reference in this Prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to the Office of the Corporate Secretary, USX Corporation, 600 Grant Street, Pittsburgh, Pennsylvania 15219-4776 (telephone: 412-433-2885).

                                USX CORPORATION

     USX is a diversified company which is principally engaged in the energy business through its Marathon Group, in the steel business through its U.S. Steel Group and in the gas gathering and processing business through its Delhi Group.

     USX has three classes of common stock, USX--Marathon Group Common Stock ("Marathon Stock"), USX--U.S. Steel Group Common Stock ("Steel Stock") and USX--Delhi Group Common Stock ("Delhi Stock"). Each class of common stock is intended to provide the stockholders of such class with a separate security reflecting the performance of the related group.

     The Marathon Group is engaged in worldwide exploration, production, transportation and marketing of crude oil and natural gas; and domestic refining, marketing and transportation of petroleum products.

     The U.S. Steel Group includes U.S. Steel, one of the largest integrated steel producers in the United States, which is primarily engaged in the production and sale of a wide range of steel mill products, coke, and taconite pellets. The U.S. Steel Group also includes the management of mineral resources, domestic coal mining, engineering and consulting services and technology licensing. Other businesses that are part of the U.S. Steel Group include real estate development and management, fencing products, leasing and financing activities, and a majority interest in a titanium metal products company.

     The Delhi Group is engaged in the purchasing, gathering, processing, transporting and marketing of natural gas. Data with respect to the Delhi Group for periods prior to October 2, 1992, represent the historical financial data of the businesses included in the Delhi Group. Such data for periods prior to that date are included in the Marathon Group.

GROUP HIGHLIGHTS

     The following is a three-year summary of financial highlights for the groups:

                                                                     OPERATING
                                                                      INCOME         ASSETS
                                                           SALES     (LOSS)(A)    (AT YEAR-END)
                                                          -------    ---------    -------------
                                                                       (MILLIONS)
         Marathon Group (b)
             1993......................................   $11,962       $ 169        $10,806
             1992......................................    12,782         304         11,141
             1991......................................    13,975         358         11,644
         U.S. Steel Group
             1993......................................   $ 5,612       $(149)       $ 6,616
             1992......................................     4,919        (241)         6,251
             1991......................................     4,864        (617)         5,627
         Delhi Group (c)
             1993......................................   $   535       $  36        $   580
             1992......................................       458          33            565
             1991......................................       423          31            584
         Eliminations
             1993......................................   $   (45)      $  --        $  (628)
             1992......................................      (346)        (26)          (705)
             1991......................................      (437)        (31)          (816)
         Total USX Corporation
             1993......................................   $18,064       $  56        $17,374
             1992......................................    17,813          70         17,252
             1991......................................    18,825        (259)        17,039

- ---------

(a) Includes the following: a $342 million charge related to the Lower Lake Erie Iron Ore Antitrust Litigation against a former USX subsidiary, the Bessemer & Lake Erie Railroad, for the U.S. Steel Group in 1993; restructuring charges of $42 million, $10 million and $402 million for the U.S. Steel Group in 1993, 1992 and 1991, respectively; restructuring charges of $115 million and $24 million for the Marathon Group in 1992 and 1991, respectively; and inventory market valuation charges (credits) for the Marathon Group of $241 million, $(62) million and $260 million in 1993, 1992 and 1991, respectively.

(b) Includes sales and operating income for the businesses comprising the Delhi Group for periods prior to October 2, 1992, and assets related to the businesses comprising the Delhi Group at year-end 1991.

(c) Includes historic sales, operating income and assets for the businesses included in the Delhi Group which, prior to October 2, 1992, were included in the Marathon Group.

     USX continues to include consolidated financial information in its periodic reports required by the Exchange Act, in its annual shareholder reports and in other financial communications. The consolidated financial statements are supplemented with separate financial statements of the Marathon Group, the U.S.

Steel Group and the Delhi Group, together with the related Management's Discussion and Analyses, descriptions of business and other financial and business information to the extent such information is required to be presented in the report being filed. The financial information of the Marathon Group, the U.S. Steel Group and the Delhi Group, taken together, includes all accounts which comprise the corresponding consolidated financial information of USX.

     For consolidated financial reporting purposes, USX's reportable industry segments correspond with its three groups. The attribution of assets, liabilities (including contingent liabilities) and stockholders' equity among the Marathon Group, the U.S. Steel Group and the Delhi Group for the purpose of preparing their respective financial statements does not affect legal title to such assets or responsibility for such liabilities. Holders of Marathon Stock, Steel Stock and Delhi Stock are holders of common stock of USX and continue to be subject to all of the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from any of the groups which affect the overall cost of USX's capital could affect the results of operations and financial condition of all groups. Accordingly, the USX consolidated financial information should be read in connection with the Marathon Group, the U.S. Steel Group and the Delhi Group financial information.

     USX was incorporated in 1901 and is a Delaware corporation. Its executive offices are located at 600 Grant St., Pittsburgh, PA 15219-4776 (tel: (412) 433-1121). The term "USX" when used herein refers to USX Corporation or USX Corporation and its subsidiaries, as required by the context.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                  (UNAUDITED)

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                           1993    1992    1991    1990    1989
                                                           ----    ----    ----    ----    ----
    Ratio of earnings to fixed charges..................   (a)     (a)     (a)     2.80    2.57
                                                           ===     ===     ===     ====    ====


- ---------

(a) Earnings did not cover fixed charges by $281 million for 1993, by $197 million for 1992 and by $681 million for 1991.

                                USE OF PROCEEDS

     USX intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, the refunding of outstanding long-term indebtedness and other financial obligations, rate management and leveling of its debt maturity schedule.

                       DESCRIPTION OF THE DEBT SECURITIES

     The Debt Securities will be general unsecured obligations of USX and will rank pari passu with the other general unsecured obligations of USX. The Debt Securities will be issued under an Indenture dated March 15, 1993 between PNC Bank, National Association (the "Trustee") and USX (the "Indenture"). A copy of the Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indenture, which are incorporated by reference herein. Certain capitalized terms used herein are defined in the Indenture. The Section numbers referred to in the following summaries are references to relevant sections of the Indenture.

GENERAL

     The Indenture does not limit the principal amount of Debt Securities or other indebtedness which may be issued by USX.

     The Debt Securities of any Series may be issued in definitive form or, if provided in the Prospectus Supplement relating thereto, may be represented in whole or in part by a Global Security or Securities, registered in the name of a Depositary designated by USX. Each Debt Security represented by a Global Security is referred to herein as a "Book-Entry Security."

     Debt Securities may be issued from time to time in an aggregate principal amount or initial public offering price of up to $750,000,000 or the equivalent thereof in foreign denominated currency or units based on or relating to foreign denominated currencies, including European Currency Units ("ECU"), and will be offered independently or together on terms determined by market conditions at the time of sale. The Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

     Reference is made to the Prospectus Supplement for the specific terms of the Debt Securities offered hereby, including the following (to the extent applicable to a particular series of Debt Securities): (i) designation, aggregate principal amount, purchase price (expressed as a percentage of the principal amount thereof), and denomination; (ii) date of maturity; (iii) if other than currency of the United States, the currency or units based on or relating to currencies for which Debt Securities may be purchased and in which principal and any premium or interest will or may be payable; (iv) interest rate or rates (or the manner of calculation thereof), if any; (v) the times at which any such interest will be payable; (vi) the place or places where principal and any premium and interest will be payable; (vii) any redemption or sinking fund provisions or other repayment obligations and any remarketing arrangements related thereto; (viii) any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities; (ix) the application, if any, of the defeasance provisions to the Debt Securities; (x) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof; (xi) if other than 100% of the principal amount thereof plus accrued interest, the Change in Control Purchase Price or Prices applicable to purchases of Debt Securities upon the occurrence of a Change in Control;
(xii) whether the Debt Securities will be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary for such Global Securities; and (xiii) any other specific terms of the Debt Securities, including any terms which may be required by or advisable under United States laws or regulations.

     Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture. For a description of payments of principal of and any premium and interest on, and transfer of, Book-Entry Securities, and exchanges of Global Securities representing Book-Entry Securities, see "Book-Entry Securities."

CERTAIN COVENANTS OF USX

  Creation of Certain Liens

     If USX or any Subsidiary of USX shall mortgage, pledge, encumber or subject to a lien, (hereinafter to "Mortgage" or a "Mortgage," as the context may require) as security for any indebtedness for money borrowed (i) any blast furnace facility or raw steel producing facility, or rolling mills which are a part of a plant which includes such a facility, or (ii) any property capable of producing oil or gas; and which, in either case, is located in the United States and is determined to be a principal property by the Board of Directors of USX in its discretion, USX will secure or will cause such Subsidiary to secure each Series of the Debt Securities equally and ratably with all indebtedness or obligations secured by the Mortgage then being given and with any other indebtedness of USX or such Subsidiary then entitled thereto; provided, however, that this covenant shall not apply in the case of: (a) any Mortgage existing on the date of the Indenture (whether or not such Mortgage includes an after-acquired property provision); (b) any Mortgage, including a purchase money Mortgage, incurred in connection with the acquisition of any property (any Mortgage incurred within 180 days after such acquisition or the completion of construction shall be deemed to be in connection with such acquisition), the assumption of any Mortgage previously existing on such acquired property or any Mortgage existing on the property of any corporation when it becomes a Subsidiary of USX; (c) any Mortgage on such property in favor of the United States, or any State, or instrumentality of either, to secure partial, progress or advance payments to USX or any Subsidiary of USX pursuant to the provisions of any contract or any statute; (d) any Mortgage on such property in favor of the United States, any State, or instrumentality of either, to secure borrowings for the purchase or construction of the property Mortgaged; (e) any Mortgage in connection with a sale or other transfer of oil or gas in place for a period of time or in an amount such that the purchaser will realize therefrom a specified amount of money or specified amount of minerals or any interest in property of the character commonly referred to as an "oil payment" or "production payment"; (f) any Mortgage on any property arising in connection with or to secure all or any part of the cost of the repair, construction, improvement, alteration, exploration, development or drilling of such property or any portion thereof; (g) any Mortgage on any pipeline, gathering system, pumping or compressor station, pipeline storage facility, other pipeline facility, drilling equipment, drilling platform, drilling barge, any movable railway, marine or automotive equipment, gas plant, office building, storage tank, or warehouse facility, any of which is located on any property included under clause (ii) above; (h) any Mortgage on any equipment or other personal property used in connection with any property included under clause (ii) above; (i) any Mortgage on any property included under clause (ii) above arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead; or (j) any renewal of or substitution for any Mortgage permitted under the preceding clauses. Notwithstanding the foregoing, USX may and may permit its Subsidiaries to grant Mortgages or incur liens on property covered by the restriction described above so long as the net book value of the property so encumbered, together with all property subject to the restriction on certain sale and leasebacks described below, does not at the time such Mortgage or lien is granted exceed five percent (5%) of Consolidated Net Tangible Assets, (as such term is defined in the Indenture). (Section 4.03)

     "Consolidated Net Tangible Assets" means the aggregate value of all assets of USX and its subsidiaries after deducting therefrom (a) all current liabilities (excluding all long-term debt due within one year), (b) all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis and (c) all goodwill, patent and trademarks, unamortized debt discount and other similar intangibles (all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with USX's most recent audited consolidated financial statements). (Section 1.01)

     As of the date of this Prospectus, neither USX nor any subsidiary of USX has any property referred to in either clause (i) or (ii) above and under "Limitations on Certain Sales and Leasebacks" below that has been determined by the Board of Directors of USX to be a principal property.

  Limitations on Certain Sale and Leasebacks

     USX will not, nor will it permit any Subsidiary to, sell or transfer (i) any blast furnace facility or raw steel producing facility, or rolling mills which are a part of a plant which includes such a facility or (ii) any property capable of producing oil or gas; and which, in either case, is located in the United States, and is determined to be a principal property by the Board of Directors of USX in its discretion with the intention of taking back a lease, thereof, provided, however, this covenant shall not apply if (a) the lease is to a Subsidiary (or to USX in the case of a Subsidiary); (b) the lease is for a temporary period by the end of which it is intended that the use of the property by the lessee will be discontinued; (c) USX or a Subsidiary could, in accordance with Section 4.03, described above, Mortgage such property without equally and ratably securing the Debt Securities; (d) the transfer is incident to or necessary to effect any operating, farm out, farm in, unitization, acreage exchange, acreage contributions, bottom hole or dry hole arrangements or pooling agreement or any other agreement of the same general nature relating to the acquisition, exploration, maintenance, development and operation of oil and gas properties in the ordinary course of business or as required by regulatory agencies having jurisdiction over the property; or (e) USX promptly informs the Trustee of such sale, the net proceeds of such sale are at least equal to the fair value (as determined by resolution adopted by the Board of Directors of USX) of such property and USX within 180 days after such sale applies an amount equal to such net proceeds (subject to reduction by reason of credits to which USX is entitled, under the conditions specified in the Indenture) to the retirement or in substance defeasance of funded debt of USX or a Subsidiary. (Section 4.04)

  Merger and Consolidation

     USX will not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any person, firm or corporation, except that USX may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other corporation, provided that
(i) USX shall be the continuing corporation or the successor corporation (if other than USX, as the case may be) shall be a corporation organized and existing under the laws of the United States of America or a State thereof and such corporation shall expressly assume the due and punctual payment of the principal of and any premium and interest on all the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by USX and (ii) USX or such successor corporation, as the case may be, shall not, immediately after such merger, consolidation, sale or conveyance, be in default in the performance of any such covenant or condition and no event which with the lapse of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing. (Section 11.01)

     If upon any consolidation or merger of USX with or into any other corporation, or upon any sale or conveyance of substantially all of the properties of USX, or upon any acquisition by USX of all or any part of the property of another corporation, any property owned immediately prior thereto would thereupon become subject to any mortgage, lien, pledge, charge or encumbrance, USX, prior to such event, will secure the Debt Securities (equally and ratably with any other indebtedness of USX secured thereby) by a lien on all of such property of USX, prior to all liens, charges and encumbrances other than any theretofore existing thereon. (Section 11.03)

PURCHASE OF DEBT SECURITIES UPON A CHANGE IN CONTROL

     In the event of any Change in Control (as defined below) of USX, each holder of Debt Securities will have the right, at that holder's option, subject to the terms and conditions of the Indenture, to require USX to become obligated to purchase all of that holder's Debt Securities on the date that is 35 Business Days after the occurrence of such Change in Control (the "Change in Control Purchase Date") at a cash price equal to (i) unless otherwise specified in the terms of such Debt Securities, 100% of the principal amount thereof, together with accrued interest to such Change in Control Purchase Date (except that interest installments due prior to such Change in Control Purchase Date will be payable to the holders of such Debt Securities of record at the close of business on the relevant record dates according to their terms and the provisions of the Indenture), or (ii) such other price or prices as may be specified in the terms of such Debt Securities (the "Change in Control Purchase Price"). (Section 4.07)

     Within 15 Business Days after a Change in Control, USX is obligated to mail to the Trustee and to all holders of Debt Securities of any Series at their addresses shown in the Debt Security register (and to beneficial owners as required by applicable law) a notice regarding the Change in Control, stating, among other things: (i) the last date on which the Change in Control purchase right may be exercised, (ii) the Change in Control Purchase Price, (iii) the Change in Control Purchase Date, (iv) the name and address of the Paying Agent, and (v) the procedures that holders must follow to exercise these rights. USX will cause a copy of such notice to be published in a daily newspaper of national circulation. (Section 4.07)

     To exercise this right, a holder of Debt Securities of any Series must deliver a Change in Control Purchase Notice to the Paying Agent for that Series at its address set forth in USX's notice regarding the Change in Control at any time prior to the close of business on the Change in Control Purchase Date. The Change in Control Purchase Notice shall state (i) the certificate numbers of the Debt Securities to be delivered by the holder thereof for purchase by USX and
(ii) that such Debt Securities are to be purchased by USX pursuant to the applicable provisions of the Debt Securities and USX's notice regarding the Change in Control. (Section 4.07)

     Upon receipt by USX of the Change in Control Purchase Notice, the holder of the Debt Security in respect of which such notice was given shall (unless such notice is withdrawn as specified in the Indenture) thereafter be entitled to receive solely the Change in Control Purchase Price with respect to such Debt Security. Any Change in Control Purchase Notice may be withdrawn by the holder of Debt Securities of any Series by a written notice of withdrawal delivered to the Paying Agent for that Series at any time prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal shall state the certificate numbers of the Debt Securities as to which the withdrawal notice relates. (Section 4.08)

     Payment of the Change in Control Purchase Price for a Debt Security of any Series for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Debt Security (together with necessary endorsements) to the Paying Agent for that Series at its address set forth in USX's notice regarding the Change in Control, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. (Section 4.07) Payment of the Change in Control Purchase Price for such Debt Security will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such Debt Security. (Section 4.08)

     Under the Indenture, a "Change in Control" of USX is deemed to have occurred at such time as (i) any "person" or "group" of persons (excluding USX, any Subsidiary, any employee stock ownership plan or any other employee benefit plan of USX) shall have acquired "beneficial ownership" (within the meaning of
Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder) of shares of Voting Stock representing at least 35% of the outstanding Voting Power of USX, (ii) during any period of twenty-five consecutive months, commencing before or after the date of the Indenture, individuals who at the beginning of such twenty-five month period were directors of USX (together with any replacement or additional directors whose election was recommended by incumbent management of USX or who were elected by a majority of directors then in office) cease to constitute a majority of the board of directors of USX, or (iii) any person or group of related persons shall acquire all or substantially all of the assets of USX; provided, that a Change in Control shall not be deemed to have occurred pursuant to clause (iii) above if USX shall have merged or consolidated with or transferred all or substantially all of its assets to another corporation in compliance with the provisions of
Section 11.01 of the Indenture (relating to when USX may merge or transfer assets) and the surviving or successor or transferee corporation is no more leveraged than was USX immediately prior to such event. For purposes of this definition, the term "leveraged" when used with respect to any corporation shall mean the percentage represented by the total assets of that corporation divided by its stockholders' equity, in each case determined and as would be shown in a consolidated balance sheet of such corporation prepared in accordance with generally accepted accounting principles in the United States of America. The term "substantially all" in clause (iii) above has not been quantified for purposes of defining Change in Control and, depending upon the factual circumstances, there may be uncertainty as to when a Change in Control has occurred for purposes of determining the rights of holders of Debt Securities pursuant to this provision.

     Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred by virtue of (i) USX, any Subsidiary of USX, any employee stock ownership plan or any other employee benefit plan of USX or any such Subsidiary, or any Person holding Voting Stock for or pursuant to the terms of any such employee benefit plan, acquiring beneficial ownership of shares of Voting Stock, whether representing 35% or more of the outstanding Voting Power of USX or otherwise or (ii) any Person whose ownership of shares of Voting Stock representing 35% or more of the outstanding Voting Power of USX results solely from USX's calculation from time to time of the relative voting rights of Marathon Stock, Steel Stock and Delhi Stock.

     "Voting Stock" means stock of USX of any class or classes (however designated) having ordinary voting power for the election of the directors of USX, other than stock having such power only by reason of the happening of a contingency. "Voting Power" means the total voting power represented by all outstanding shares of all classes of Voting Stock. (Section 4.07)

     In the event a Change in Control occurs, USX intends to comply with any applicable securities laws or regulations, including any applicable requirements of Rule 14e-1 under the Exchange Act. The Change in Control purchase feature of the Debt Securities may in certain circumstances make more difficult or discourage a takeover of USX. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of USX by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. The Change in Control purchase feature is similar to that contained in other debt offerings of USX as a result of negotiations between USX and the underwriters thereof.

     Except as described above, the Change in Control purchase feature does not afford holders of the Debt Securities protection against possible adverse effects of a reorganization, restructuring, merger or similar transaction involving USX.

     Although USX's existing indebtedness does not limit USX's ability to purchase Debt Securities, USX's ability to purchase Debt Securities in the future may be limited by the terms of any then existing borrowing arrangements and by its financial resources.

EVENTS OF DEFAULT

     An Event of Default with respect to Debt Securities of any Series is defined in the Indenture as being: (i) default in the payment of the principal of or premium, if any, on any of the Debt Securities of such Series when due and payable; (ii) default in the payment of interest on the Debt Securities of such Series when due, continuing for 30 days; (iii) default in the payment of the Change in Control Purchase Price of any of the Debt Securities of such Series as and when the same shall become due and payable; (iv) default in the deposit of any sinking fund payment with respect to any Debt Security of such Series when due; (v) failure by USX in the performance of any other covenant or agreement in the Debt Securities of such Series or in the Indenture continued for a period of 90 days after notice of such failure as provided in the Indenture; (vi) certain events of bankruptcy, insolvency, or reorganization with respect to USX; or
(vii) any other Event of Default provided with respect to Debt Securities of that Series. (Section 6.01)

     USX is required annually to deliver to the Trustee officers' certificates stating whether or not the signers have any knowledge of any default in the performance by USX of certain covenants. (Section 4.06)

     In case an Event of Default shall occur and be continuing with respect to any Series, the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of such Series then outstanding may declare the Debt Securities of such Series to be due and payable. (Section 6.01) The Trustee is required to give holders of the Debt Securities of any Series written notice of a default with respect to such Series as and to the extent provided by the Trust Indenture Act. (Section 6.07)

     If, however, at any time after the Debt Securities of such Series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, USX shall pay or deposit with the Trustee amounts sufficient to pay all matured installments of interest upon the Debt Securities of such Series and the principal of all Debt Securities of such Series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the Indenture shall have been paid, and any and all defaults with respect to such Series under the Indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the Debt Securities of such Series then outstanding, by written notice to USX and the Trustee, may waive all defaults with respect to such Series and rescind and annul the declaration that the Debt Securities of such Series are due and payable. (Section 6.01) In addition, prior to any such declaration that the Debt Securities of such Series are due and payable, the holders of a majority in aggregate principal amount of the Debt Securities of such Series may waive any past default and its consequences with respect to such Series, except a default in the payment of the principal of or any premium or interest on any Debt Securities of such Series. (Section 6.06)

     The Trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request, order or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. (Section 7.02) Subject to such provisions for the indemnification of the Trustee and certain limitations contained in the Indenture, the holders of a majority in aggregate principal amount of the Debt Securities of each Series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such Series. (Section 6.06)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting USX and the Trustee to modify the Indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following: (a) to evidence the succession of another corporation to USX; (b) to add to the covenants of USX further covenants, restrictions, conditions or provisions for the benefit or protection of the holders of any or all Series of Debt Securities or to surrender any right or power conferred upon USX by the Indenture; (c) to cure any ambiguity or to correct or supplement any provision of the Indenture (or supplements) which may be defective or inconsistent with any other provision in the Indenture (or supplements); to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of the holders of the Debt Securities then outstanding; (d) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more Series of Debt Securities thereunder, under certain conditions specified therein; (e) to evidence the appointment of a successor trustee and to add to or change provisions of the Indenture necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; (f) to set forth the form and any terms of any Series of Debt Securities which USX and the Trustee deem necessary or desirable to include in a supplemental indenture; and (g) to add to or change any of the provisions of the Indenture to such extent as shall be necessary or desirable to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons. USX and the Trustee may otherwise modify the Indenture or any supplemental indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each Series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall (i) extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof or reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the Debt Securities are payable, without the consent of the holder of each Debt Security so affected, or (ii) reduce the aforesaid percentage of Debt Securities of any Series, the consent of the holders of which is required for any such modifications or supplemental indenture, without the consent of the holders of all Debt Securities affected thereby then outstanding. (Article Ten)

SATISFACTION AND DISCHARGE; DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture shall be satisfied and discharged if (i) USX shall deliver to the Trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities shall have become due and payable or are to become due and payable within one year and USX shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, provided that in either case USX shall have paid all other sums payable under the Indenture. (Section 12.01)

     The Indenture provides, if such provision is made applicable to the Debt Securities of a Series, that USX may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such Series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Security under Sections 4.03, 4.04, 4.07, 4.09, 11.01 and 11.03 of the Indenture (being the restrictions described above under "Certain Covenants of USX" and USX's obligations described under "Purchase of Debt Securities upon a Change in Control") and (ii) that Sections 6.01(d), 6.01(e) (as to Sections 4.03, 4,04, 4.07, 4.09, 11.01 and
11.03) and 6.01(h), as described in clauses (iv), (v) and (vii) under "Events of Default" above, shall not be deemed to be Events of Default under the Indenture with respect to such Series ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates therefor. In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such Trust. Such a trust may only be established if, among other things, USX has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. (Section 12.02)

RECORD DATES

     The Indenture provides that in certain circumstances USX or the Trustee may establish a record date for determining the holders of outstanding Debt Securities of a Series entitled to join in the giving of notice or the taking of other action under the Indenture by the holders of the Debt Securities of such Series.

BOOK-ENTRY SECURITIES

     The following description of Book-Entry Securities will apply to any Series of Debt Securities issued in whole or in part in the form of a Global Security or Securities except as otherwise provided in the Prospectus Supplement relating thereto.

     Upon issuance, all Book-Entry Securities of like tenor and having the same date of original issue will be represented by a single Global Security. Each Global Security representing Book-Entry Securities will be deposited with, or on behalf of, the Depositary, which will be a clearing agent registered under the Exchange Act. The Global Security will be registered in the name of the Depositary or a nominee of the Depositary.

     Ownership of beneficial interest in a Global Security representing Book-Entry Securities will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in such a Global Security will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interest in such a Global Security by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair this ability to transfer beneficial interests in such a Global Security.

     Payment of principal of and any premium and interest on Book-Entry Securities represented by any Global Security registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owners and holder of the Global Security representing such Book-Entry Securities. None of USX, the Trustee or any agent of USX or the Trustee will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in a Global Security representing such Book-Entry Securities or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by the Depositary's procedures, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.

     No Global Security may be transferred except as a whole by the Depositary for such Global Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

     A Global Security representing Book-Entry Securities of any Series is exchangeable for definitive Debt Securities of such Series in registered form, of like tenor and of an equal aggregate principal amount, only if (a) the Depositary notifies USX that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Exchange Act, (b) USX in its sole discretion determines that such Global Security shall be exchangeable for definitive Debt Securities in registered form, or (c) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that Series. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount, and in the authorized denominations for that Series. Such definitive Debt Securities shall be registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Security.

     Except as provided above, owners of beneficial interests in such Global Security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. USX understands that under existing industry practices, in the event that USX requests any action of holders or an owner of a beneficial interest in such Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

CONCERNING THE TRUSTEE

     PNC Bank, National Association is also trustee for Marathon Oil Company's
9 3/4% Guaranteed Notes due 1999 and 7% Monthly Interest Guaranteed Noted due 2002, both of which are guaranteed by USX, for eighteen series of obligations issued by various governmental authorities relating to environmental projects at various Company facilities and for an aggregate principal amount of $2,550,000,000 of debt securities issued by USX under Indentures between USX and the Trustee dated July 1, 1991 and March 15, 1993. USX and its subsidiaries maintain ordinary banking relationships, including loans and deposit accounts, with PNC Bank, National Association and anticipate that they will continue to do so.

                              PLAN OF DISTRIBUTION

     USX may sell the Debt Securities to or through underwriters or directly to purchasers, agents or dealers or through brokers.

     Offers to purchase Debt Securities may be solicited directly by USX or brokers or dealers designated by USX from time to time. Any such broker or dealer may be deemed to be an underwriter as that term is defined in the Securities Act, and will be named in the Prospectus Supplement, together with the compensation payable thereto by USX in connection with the sale of the Debt Securities.

     Underwriters, agents, brokers and dealers may be entitled under agreements which may be entered into with USX to indemnification by USX against certain civil liabilities, including liabilities under the Securities Act. Such underwriters, agents, brokers and dealers may engage in transactions with, or perform services for, USX in the ordinary course of business.

     The place and time of delivery for the Debt Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

                             VALIDITY OF SECURITIES

     The validity of the issuance of the Debt Securities will be passed upon for USX by D. D. Sandman, Esq., General Counsel and Secretary of USX or by Mr. J. A. Hammerschmidt, Assistant General Counsel and Assistant Secretary of USX. Messrs. Sandman and Hammerschmidt, in their capacities as General Counsel and Secretary and Assistant General Counsel and Assistant Secretary, are paid salaries by USX and participate in various employee benefit plans offered to officers of USX generally.

                                    EXPERTS

     The consolidated financial statements of USX, the financial statements of the Marathon Group, the financial statements of the U.S. Steel Group and the financial statements of the Delhi Group as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the reports (the report pertaining to the U.S. Steel Group financial statements contains an explanatory paragraph referring to the U.S. Steel Group's involvement in certain contingencies as described in Note 26 to the U.S. Steel Group financial statements) of Price Waterhouse, independent accountants, given on the authority of such firm as experts in auditing and accounting.

================================================================================

   NO PERSON IS AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF USX SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SINCE THE DATE OF SUCH INFORMATION.
                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     2
USX Corporation......................     2
Ratio of Earnings to Fixed Charges...     4
Use of Proceeds......................     4
Description of the Debt Securities...     4
Plan of Distribution.................    12
Validity of Securities...............    13
Experts..............................    13

======================================================

======================================================



                                     USX

                                 $750,000,000

                                DEBT SECURITIES


                         ------------------------------
                                   PROSPECTUS
                         ------------------------------



=======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Securities and Exchange Commission filing fee.....................   $258,621
        Costs of printing and engraving...................................      5,000
        Accounting fees and expenses......................................     10,000
        Miscellaneous expenses............................................     26,379
                                                                             --------
             Total........................................................   $300,000
                                                                             ========


- ---------

All of the foregoing expenses are estimated except for the Securities and Exchange Commission filing fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article V of USX's By Laws provides that USX shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of USX or was serving at the request of USX as an officer, director, employee or agent of another corporation, partnership, joint venture, enterprise, or nonprofit entity.

     USX is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of USX) by reason of the fact that such person is or was an officer, employee, agent or director of USX, or is or was serving at the request of USX as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of USX, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. USX may indemnify any such person against expenses (including attorneys' fees) in an action by or in the right of USX under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to USX. To the extent such person is successful on the merits or otherwise in the defense of any action referred to above, USX must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

     Policies of insurance are maintained by USX under which directors and officers of USX are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

     USX's Certificate of Incorporation provides that no director shall be personally liable to USX or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to USX or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.  LIST OF EXHIBITS.

     See Index to Exhibits.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided however; that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) USX hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of USX's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of USX pursuant to the foregoing provisions or otherwise, USX has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by USX of expenses incurred or paid by a director, officer or controlling person of USX in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, USX will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PITTSBURGH, COMMONWEALTH OF PENNSYLVANIA, ON MARCH 31, 1994.

                                             USX CORPORATION
                                             (REGISTRANT)

                                                     /S/ LEWIS B. JONES
                                             By: ...............................

                                                        Lewis B. Jones,
                                                 Vice President & Comptroller

PITTSBURGH, PENNSYLVANIA

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MARCH 31, 1994.

                  SIGNATURE                                         TITLE
                  ---------                                         -----
              *CHARLES A. CORRY                      Chairman of the Board of Directors,
    ....................................
                 C. A. Corry                        Chief Executive Officer and Director
                                                        (Principal Executive Officer)
            *ROBERT M. HERNANDEZ                   Executive Vice President--Accounting &
    ....................................
               R. M. Hernandez                      Finance & Chief Financial Officer and
                                                                   Director
                                                        (Principal Financial Officer)
             /S/ LEWIS B. JONES                         Vice President & Comptroller
    ....................................
               Lewis B. Jones                          (Principal Accounting Officer)

            *NEIL A. ARMSTRONG                                    Director
    ....................................
              Neil A. Armstrong

             *VICTOR G. BEGHINI                                   Director
    ....................................
              Victor G. Beghini

             *JEANETTE G. BROWN                                   Director
    ....................................
          Jeanette Grasselli Brown
                                                                  Director
    ....................................
                John H. Filer

             *JAMES A. D. GEIER                                   Director
    ....................................
              James A. D. Geier

               *CHARLES R. LEE                                    Director
    ....................................
               Charles R. Lee

                  SIGNATURE                                         TITLE
                  ---------                                         -----
                *PAUL E. LEGO                                     Director
    ....................................
                Paul E. Lego

            *JOHN F. MCGILLICUDDY                                 Director
    ....................................
            John F. McGillicuddy

              *JOHN M. RICHMAN                                    Director
    ....................................
               John M. Richman

             *DAVID M. RODERICK                                   Director
    ....................................
              David M. Roderick

              *THOMAS J. USHER                                    Director
    ....................................
               Thomas J. Usher

              *DAVID R. WHITWAM                                   Director
    ....................................
              David R. Whitwam

             *DOUGLAS C. YEARLEY                                  Director
    ....................................
             Douglas C. Yearley

              /S/ LEWIS B. JONES
    *By: ................................
         Lewis B. Jones, Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
- ------
 1.       Form of Underwriting Agreement.
 4.       Indenture dated March 15, 1993 for Debt Securities with Form of
          Debt Securities. (Incorporated by reference to Exhibit 4.1 to
          Registration Statement No. 33-60142.)
 5.       Opinion and consent of D. D. Sandman, Esq.
12.       Computation of Ratio of Earnings to Fixed Charges.
23.1      Consent of Price Waterhouse.
23.2      Consent of D. D. Sandman, Esq. (Included in Exhibit 5.)
24.       Powers of Attorney.
25.       Statement of eligibility of Trustee. (Incorporated by reference to Exhibit 25 to Registration Statement No. 33-60142.)